Exhibit 99.1
For Immediate Release:

VIGGLE ACQUIRES WETPAINT

Acquisition creates integrated network of TV fans across mobile, web and social media, including 12 million Wetpaint monthly unique users and more than 3.5 million Viggle registered users

NEW YORK – December 16, 2013 – Viggle (OTCQB: VGGL), the free mobile app that rewards entertainment loyalists for watching TV and listening to music, announced today that it has acquired Wetpaint, a leading entertainment media and technology company focused on television fans, for approximately $30 million in cash and stock.

Wetpaint has become a leading destination for TV viewers, and provides original content to over 12 million monthly unique users. Wetpaint provides a way for fans to stay connected with the stars and programs they love 24 hours a day, 365 days a year.

 In addition to its 12 million monthly unique users, Wetpaint boasts more than 90 million page views a month and combined social reach of over 7 million Facebook likes and followers on Twitter. It is a major source for deep, independent coverage of top TV shows, stars, entertainment news and fashion, producing premium content – more than 150 new articles, videos and galleries per day.

While Wetpaint will continue to offer its unique insight and access to its loyal fans, the two companies will begin to share content and benefits immediately. In the coming months Wetpaint users will gain access to Viggle’s rewards program, and Vigglers will see more and more unique and exclusive content focused on TV, TV stars, and fans of TV.

"Wetpaint is the perfect complement to our business for users, TV network partners and advertisers,” said Greg Consiglio, President and COO of Viggle.  “This combined company brings together Viggle’s proven promotion, entertainment rewards and monetization capabilities with Wetpaint’s reach, social distribution technologies and best-in-class content. Wetpaint leverages the power of social media to ensure TV fans are getting the latest news and commentary about the shows they love, and now we are expanding that to include real-time updates before, during and after the show airs.”

Ben Elowitz, CEO of Wetpaint commented, "We are thrilled to join our loyal users with Viggle's avid fans, providing both with the continued opportunity to gain rewards by engaging in their passion – entertainment -- while also giving marketers a more integrated, dynamic platform."

For marketers, this acquisition creates significant opportunities to reach a passionate audience with targeted messages across an “always on” entertainment experience that now includes multiple touch points and platforms. Marketers already benefit from Viggle’s extensive reward program, as well as in app advertising and that will now be extended through Wetpaint’s online content and social media streams.

Viggle and Wetpaint provide unprecedented access to devoted TV viewers. With 316 million confirmed check-ins since launch last year, and an average of 66 minutes per session, Viggle’s more than 3.5 million registered users already provide a unique and highly targeted way for brands and networks to amplify their message or content. Viggle can reward users for checking into programming on nearly 200 networks, and dozens of brands are actively using Viggle to complement their TV ads. Wetpaint's 90 million page views a month focused on the same content provides a way for brands and networks to access those viewers all day, every day.

Viggle and Wetpaint will share more details on the integration and the roll out of joint features, including   music features, in the coming weeks.

About Viggle

Launched in January 2012, Viggle is a free entertainment rewards platform whose app rewards its members for watching their favorite TV shows or discovering new music. Viggle enhances TV with interactive games like Viggle LIVE and the first ever real-time fantasy sports game, MYGUY. Viggle members get rewarded for their TV watching and music listening with real rewards, including electronics, trips, exclusive entertainment experiences, gift cards, and more. Viggle also allows like-minded fans of their favorite shows and artists to connect through Viggle social features. Viggle’s audio verification technology recognizes shows on TV and allows members to check into live and DVR’d TV content from more than 180 of the most popular broadcast and cable channels.  For more information, visit www.viggle.com or follow us on Twitter @Viggle.

About Wetpaint

Wetpaint is a company that is revolutionizing media with its expertise in social publishing. The company attracts more than 12 million monthly unique users to its Wetpaint Entertainment media property, which offers audiences their daily fix of entertainment and celebrity news. Founded by Internet pioneer Ben Elowitz, and with offices in New York and Seattle, Wetpaint is backed by Accel Partners, Trinity Ventures, Frazier Technology Ventures, and DAG Ventures.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of December 16, 2013. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact for Viggle:
Rachel Carr
DKC Public Relations
212 981 5253
rachel_carr@dkcnews.com

Viggle Investor Relations
John C. Small
CFO, Viggle Inc.
6467383220